Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of High-Trend International Group of our report dated January 23, 2026 with respect to our audits of the consolidated financial statements of High-Trend International Group as of October 31, 2025 and 2024 and for the years then ended.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
October 23, 2026	PCAOB ID No.1171